Exhibit 99.1

GULFMARK OFFSHORE TERMINATES TENDER OFFER FOR 6.375% SENIOR NOTES DUE 2022

HOUSTON, December 30, 2016 – GulfMark Offshore, Inc. (NYSE:GLF) (“GulfMark”, or the “Company”) announced today that it has terminated its previously announced cash tender offer to purchase up to $300 million aggregate principal amount of its outstanding 6.375% Senior Notes due 2022 (the “Notes”). The tender offer commenced on November 23, 2016 and expired at 5:00 p.m., New York City time, on December 29, 2016.

Quintin Kneen, President and CEO, commented, “Although we are disappointed we could not create value for our stockholders through this transaction, this was always an opportunistic undertaking and we are certainly encouraged by the long-term view demonstrated by our bondholders. We will continue to seek out opportunities to improve liquidity, deleverage, and maximize stockholder value during this difficult period in the offshore vessel industry.”

As a result of the termination, none of the Notes that have been tendered in the tender offer will be accepted for purchase and no consideration will be paid or become payable to holders of Notes who have tendered their Notes in the tender offer. All Notes previously tendered and not withdrawn will be promptly returned or credited back to their respective holders.

The tender offer was subject to the conditions set forth in the Offer to Purchase dated November 23, 2016 and the related Letter of Transmittal dated November 23, 2016, certain of which were not satisfied. These conditions included, among others, that a minimum of $250 million aggregate principal amount of Notes are validly tendered and not withdrawn, and the completion of the pending financings as described in the Offer to Purchase.

This press release confirms the formal termination of the tender offer. GulfMark reserves the right to initiate a new tender offer at a later date, but it is under no obligation to do so.

Miller Buckfire & Co., LLC, a subsidiary of Stifel Financial, served as Dealer Manager for the tender offer. Holders of Notes with questions regarding the termination of the tender offer may direct such questions to Kevin Haggard at (212) 895-1883 or Chris Weyers at (212) 847-6480.  D.F. King & Co., Inc. served as the information agent and tender agent for the tender offer.

This press release does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to the Notes.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. GulfMark believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the satisfaction of all conditions set forth in the Offer to Purchase, not all of which are within GulfMark’s control. See Risk Factors in GulfMark’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings and press releases. GulfMark undertakes no obligation to publicly update or revise any forward-looking statements.

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Contact:	Kevin Haggard Managing Director Miller Buckfire & Co. 787 7th Avenue, 5th Floor New York, NY 10019 (212) 895-1883